UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2013

Asset Acceptance Capital Corp.

(Exact name of Registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28405 Van Dyke Avenue

Warren, MI 48093

(Address of principal executive offices)

Registrant’s telephone number, including area code: (586) 939-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On March 6, 2013, Asset Acceptance Capital Corp., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Encore Capital Group, Inc., a Delaware corporation (“Encore”), and Pinnacle Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Encore (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation as a wholly-owned subsidiary of Encore.

A review committee (the “Review Committee”) consisting of independent members of the Company’s board of directors (the “Board”) unanimously recommended the transactions contemplated by the Merger Agreement, including the Merger, and unanimously recommended that the Board approve the Merger Agreement and the transactions contemplated therein, including the Merger, and that the Company’s stockholders vote for the adoption of the Merger Agreement. Based on the Review Committee’s recommendation, the Board unanimously (other than one director, who was absent from the meeting, but who subsequently confirmed his approval of the transaction) (1) determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (2) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated therein, including the Merger, and (3) resolved to recommend that the Company’s stockholders vote for the adoption of the Merger Agreement. The Review Committee and the Board received fairness opinions from the Review Committee’s financial advisors, William Blair & Co., L.L.C.

The Merger Agreement has been approved by the board of directors of Encore.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company common stock, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than certain excluded shares, will be converted into, and will represent the right to receive the applicable Merger Consideration (as defined below).

Each stockholder of the Company shall be entitled, subject to the terms and conditions set forth in the Merger Agreement, to elect to receive cash, shares of Encore common stock, par value $0.01 per share (“Encore Common Stock”), or a combination thereof in exchange for the shares of Company Common Stock owned by such stockholder.

More specifically, each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been validly made shall be converted into the right to receive an amount in cash equal to $6.50 without interest (the “Cash Consideration”). Each share of Company Common Stock with respect to which an election to receive consideration in the form of Encore Common Stock (a “Stock Election”) has been validly made shall be converted into the right to receive 0.2162 validly issued, fully paid and nonassessable shares of Encore Common Stock (together with any cash in lieu of fractional shares of Encore Common Stock to be paid pursuant to the Merger Agreement, the “Stock Consideration”, and together with the Cash Consideration, the “Merger Consideration”). Notwithstanding the foregoing, no more than twenty five percent (25%) of the shares of Company Common Stock issued and outstanding as of the Effective Time may be exchanged for Stock Consideration (the “Maximum Stock Election”). To the extent the holders of Company Common Stock elect to receive Stock Consideration in excess of the Maximum Stock Election, the number of shares held by each electing stockholder to be exchanged for Stock Consideration will be subject to a pro rata reduction based on the total number of shares of Company Common Stock elected to be so exchanged by a stockholder compared to the total number of such shares elected to be exchanged by all Company stockholders, such that that the aggregate number of shares of Company Common Stock actually exchanged for Stock Consideration equals the Maximum Stock Election.

Each share of Company Common Stock with respect to which neither a Cash Election nor a Stock Election has been validly made will automatically be converted into the right to receive the Cash Consideration.

Shares of Company Common Stock which are owned by the Company (as treasury stock) or Encore or any of its subsidiaries, in each case, shall be automatically cancelled, cease to exist and shall not be entitled to receive any Merger Consideration.

In accordance with and subject to the terms and conditions of the Merger Agreement, contemporaneously with the Company’s mailing of the Proxy Statement (as defined below) to the record holders of Company Common Stock entitled to vote at the Company Stockholder Meeting (as defined below), Encore (or the exchange agent designated by Encore) shall deliver to each such holder (i) an election form, (ii) a letter of transmittal and (iii) instructions for use in effecting the surrender of the certificates or book-entry shares representing Company Common Stock in exchange for payment of the applicable Merger Consideration (collectively, the “Election Form”). Each Election Form shall permit the holder to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Cash Election, and (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to make a Stock Election.

Subject to the terms of the Merger Agreement, each share of Company Common Stock with respect to which the holder thereof has not delivered, on or before 5:00 p.m. New York local time on the business day that is four (4) business days prior to the Effective Time (which date shall be publicly announced by Encore as soon as reasonably practicable but in no event less than five (5) business days prior to the Effective Time), a properly completed Election Form to the exchange agent designated by Encore shall be automatically converted into the right to receive the Cash Consideration.

Pursuant to the terms of the Merger Agreement, as of the Effective Time, each option to acquire shares of Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time (whether or not then vested or exercisable) will become fully vested, cancelled, terminated and converted into the right to receive, at the Effective Time, in full settlement of such option, an amount in cash from the surviving corporation equal to the product of (i) the total number of shares of Company Common Stock subject to such option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock underlying such option, less any applicable taxes. Not withstanding the foregoing, if the exercise price per share of Company Common Stock of any such option is equal to or greater than the Cash Consideration, such option will be canceled and terminated without any payment or other consideration being made in respect of such option.

As of the Effective Time, each Company restricted stock unit and each Company deferred stock unit with respect to shares of Company Common Stock granted under the Company’s incentive equity plans which are outstanding immediately prior to the Effective Time shall, in accordance with the terms of the Merger Agreement, be cancelled and converted into the right to receive from the Company, in full settlement of such equity award, a cash amount equal to the product of (i) the Cash Consideration and (ii) the total number of shares of Company Common Stock subject to such restricted stock unit or deferred stock unit, as the case may be (treating any performance-based vesting condition as having been attained at the goal (100%) level of achievement under the applicable award agreement to determine such number), in each case, less any applicable taxes.

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholders meeting (“Company Stockholder Meeting”) that will be held on a date to be announced. The closing of the Merger is subject to a non-waivable condition that the Merger Agreement be adopted by the affirmative vote (in person or by proxy) of the holders of at least a majority of all outstanding shares of Company Common Stock (the “Company Stockholder Approval”).

Consummation of the Merger is also subject to other customary closing conditions, including, among others, the absence of any law, injunction, judgment or ruling that enjoins, prohibits or makes illegal the consummation of the Merger, and the expiration or early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Each party’s obligations to consummate the Merger is further subject to certain additional conditions that include the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. The Merger Agreement does not contain a financing condition.

Each of the Company and Encore have made representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements in the Merger Agreement, including, among other things, agreements to (i) conduct its business during the interim period between the execution of the Merger Agreement and the Effective Time in the ordinary course and in all material respects consistent with past practice, (ii) not to engage in certain kinds of transactions during such period, and (iii) to convene and hold the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval.

Upon and subject to the terms of the Merger Agreement, beginning on March 6, 2013, the Company is subject to customary “no shop” restrictions on its, its subsidiaries’ and their respective representatives’ ability to initiate, solicit or encourage alternative acquisition proposals from third parties and to provide information to, or participate in discussions or negotiations with, third parties regarding alternative acquisition proposals. However, the Company may (i) through March 27, 2013 (or, if later and provided such Excluded Party is the offeror of an applicable Superior Proposal (as defined below), the date upon which the Notice Period (as defined below) expires (such later date, the “Excluded Party End Date”)), continue to engage in the foregoing activities with certain specifically identified third parties that contacted the Company and made (or were in the process of making) an alternative acquisition proposal prior to March 6, 2013 (each, an “Excluded Party”) and (ii) prior to the time the Company Stockholder Approval is obtained, continue to engage in the foregoing activities with any third party that contacts the Company and makes an alternative acquisition proposal that the Board (or the Review Committee, as applicable) has determined in good faith, after consultation with outside counsel and its independent financial advisors, is or could reasonably be expected to result in a Superior Proposal.

Notwithstanding the limitations described above, prior to the receipt of the Company Stockholder Approval, the Board (or the Review Committee, as applicable) may change its recommendation related to the Merger Agreement and the Merger (a “Change of Recommendation”) upon the occurrence of any event, development or change in circumstances that occurs or arises after the time of execution of the Merger Agreement (other than Superior Proposal (as defined below)) that was not actually known to the Board (or the Review Committee) at the time of execution of the Merger Agreement (or if so known, the consequences of which, when taken together with all other events, developments or circumstances then known, were not actually known or reasonably foreseeable based on information actually known to the members of the Board (or the Review Committee , as applicable)) (an “Intervening Event”) if, after consultation with outside counsel, it determines a failure to do so could reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable law (taking into account any adjustments to the Merger Agreement as described below). In addition, prior to the receipt of the Company Stockholder Approval, the Board (or the Review Committee, as applicable) may issue a Change of Recommendation in order to approve, and authorize the Company to enter into, an alternative acquisition proposal if the Board (or Review Committee, as applicable) has determined in good faith, after consultation with outside counsel and its independent financial advisors, that such alternative acquisition proposal would be more favorable to the Company’s stockholders than the Merger from a financial point of view, after taking into account all of the terms and conditions of such acquisition proposal (including the financing, likelihood and timing of consummation thereof) and the Merger Agreement (after taking into account any adjustments to the Merger Agreement as described below) (a “Superior Proposal”).

However, prior to taking the actions described in the paragraph above, the Company must provide Encore with at least three business days advance written notice (the “Notice Period”) of its intention to change its recommendation to the Company’s stockholders due to the occurrence of an Intervening Event or the receipt of a Superior Proposal, or to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, the basis for such change or termination, and, if applicable, a description of such Intervening Event or the material terms of any alternative acquisition proposal that constitutes a Superior Proposal. To the extent Encore desires to negotiate, the Company must, and must cause its representatives to, negotiate with the Encore in good faith during the Notice Period to make such adjustments in the terms and conditions of the Merger Agreement as would permit the Board (or the Review Committee, as applicable), consistent with its fiduciary duties to the Company’s stockholders, not to effect a Change of Recommendation or to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal. Following the Notice Period, and taking into account any changes irrevocably offered in writing by Encore prior to the end of the Notice Period, the Board (or the Review Committee, as applicable) must determine in good faith that such changes would not affect the Board’s prior determination of the need for a Change of Recommendation or that the alternative acquisition proposal continues to constitute a Superior Proposal. In the case of the occurrence of (i) an Intervening Event, the Company is required to follow this process an unlimited number of times and (ii) a Superior Proposal, the Company must follow this process anew upon each receipt by it of any material revision or amendment to the terms of such Superior Proposal, and the delivery of notice so required thereby shall cause the existing Notice Period related to such Superior Proposal to run for three (3) business days from the date a new notice is delivered.

Beyond the Company’s termination right in respect of a Superior Proposal described above, the Merger Agreement contains certain additional termination rights in favor of both Encore and the Company. Specifically, among other rights, (i) either Encore or the Company may terminate the Merger Agreement in the event that (A) the Merger is not consummated by August 7, 2013 (subject to an automatic extension to October 7, 2013 if all conditions have been satisfied (or are otherwise capable of being satisfied or waived) on prior to August 7, 2013) (as applicable, the “End Date”), other than those related to expiration or termination of waiting periods (and extensions thereof) applicable to the Merger under the required the HSR Act), or (B) the Company’s stockholders do not adopt the Merger Agreement as of the conclusion of the Company Stockholder Meeting, and (ii) Encore may terminate the Merger Agreement in the event that (A) the Board (or the Review Committee, as applicable) issues an Change of Recommendation or fails to reaffirm in accordance with the terms of the Merger Agreement its recommendation that the Company’s stockholder adopt the Merger Agreement, (B) the Board (or the Review Committee, as applicable) or certain specifically identified executive officers of the Company (with actual knowledge and intent that the applicable acts or omissions would result in breach) willfully, intentionally and materially breach the non-solicitation restrictions of the “no-shop” provisions discussed above, or (C) the Company grants a written waiver or release, or determines not to enforce certain standstill agreements specifically names third parties (including the Excluded Parties) who were involved in the Company’s process leading the execution of the Merger Agreement. Upon termination of the Merger Agreement in connection with a Superior Proposal or under the circumstances described in the paragraph, the Company will be required to pay Encore (or its designee) a termination fee; provided that no fee shall be due or payable with respect to any termination by Encore described in clauses (i)(A) or (i)(B) above unless (x) a bona fide alternative acquisition proposal was publicly disclosed prior to the End Date or the date of the Company Stockholder Meeting (as applicable) and (y) the Company consummates the transactions contemplated by such alternative acquisition proposal within 12 months of such termination. If the Merger Agreement is terminated in connection with the Company entering into an alternative acquisition agreement in respect of a Superior Proposal made by an Excluded Party on or before the Excluded Party End Date, the termination fee payable by the Company to Encore will be $4.25 million (and in the event such termination fee becomes due, the Company shall also be required to reimburse Encore up to an aggregate amount (not to exceed $2 million) equal to all documented out-of-pocket fees and expenses (including fees of counsel, advisors, accountants and lenders) reasonably incurred or paid by or on behalf of Encore since November 29, 2012 in connection with the Transactions). If the termination fee becomes payable by the Company under any other circumstances, the amount of the termination fee will be $7.4 million (and no expense reimbursement shall be due).

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the Merger Agreement contains representations and warranties that the parties have made to each other as of specific dates. Except for their status as contractual documents that establish and govern the legal relations among the parties to the Merger Agreement described therein, the Merger Agreement is not intended to be a source of factual, business or operational information about any of the parties thereto. The representations and warranties contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed between the parties, including being qualified by disclosures between those parties. The representations and warranties in the Merger Agreement may have been made to allocate risks among the parties thereto, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in disclosure schedules to the Merger Agreement that the parties exchanged in connection with the execution of the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances related to the Company or any of its subsidiaries or affiliates, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Encore’s or the Company’s public disclosures.

The foregoing description of the Merger Agreement, the Merger and the Transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached hereto as Exhibit 1.01 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

On March 6 2013, the Company entered into a Retention Agreement (collectively, the “Retention Agreements”) with each of Reid Simpson, Deborah Everly, Edwin Herbert, Deanna Hatmaker, Darin Herring, and Todd Langusch (the “Key Executives”). Each Retention Agreement provides for a cash payment to be paid, subject to applicable taxes, to each Key Executive, in the aggregate amount of $183,000, $80,750, $182,250, $177,000, $174,000, and $199,125, respectively, with 50% of such payment due within 30 days of a change of control (as defined therein), and the remaining 50% due within 30 days of the earliest to occur of (i) the date such Key Executive is terminated without cause, (ii) six (6) months after a change of control (as defined therein), or (iii) January 15, 2014, if the Key Executive is employed at that time and a change of control (as defined therein) was not consummated prior to December 15, 2013. For the purpose of the Retention Agreements, the Transactions contemplated by the Merger Agreement constitute a “change of control”. The Retention Agreements are conditioned on the continued employment and cooperation of the Key Executive, and the Key Executive must execute a general release prior to receiving payment. Pursuant to the terms of the Retention Agreements, each Key Executive is subject to certain confidentiality restrictions.

Item 8.01 – Other Events.

Voting Agreement

Concurrently with the execution of the Merger Agreement on March 6, 2013, AAC Quad-C Investors LLC (the “Supporting Stockholder”) and Encore entered into a Voting Agreement (the “Voting Agreement”) with respect to the Merger. As of March 5, 2013, the Supporting Stockholder held shares of Company Common Stock representing approximately 35.6% of the Company’s total issued and outstanding shares. Pursuant to the Voting Agreement, the Supporting Stockholder has agreed, in its capacity as stockholder of the Company, (i) to receive Merger Consideration solely comprised of Cash Consideration, (ii) not seek or otherwise perfect any appraisal rights, and (iii) subject to certain exceptions related to termination and the occurrence of an Intervening Event, to vote all shares of Company Common Stock owned by it (A) in favor of the adoption of the Merger Agreement and the approval of the Transactions and (B) against any other action or agreement that would reasonably be expected to prevent, impede, interfere with, delay or inhibit the timely consummation of the Merger or the fulfillment of Encore’s or the Company’s conditions under the Merger Agreement.

In addition, pursuant to the Voting Agreement, the Supporting Stockholder has agreed to vote its shares in the same proportion to the number of shares voted by unaffiliated Company stockholders in the event of a Change of Recommendation due to an Intervening Event.

The Voting Agreement will terminate at the Effective Time or, if earlier, the date of (i) the termination of the Merger Agreement or (ii) the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that (A) decreases the amount or changes the form of the consideration to be received by the Supporting Stockholder in connection with the Transactions, (B) imposes any restrictions or additional conditions upon the receipt of the Merger Consideration by Company stockholders, or (C) is otherwise materially adverse to the Supporting Stockholder (either directly or indirectly through Encore or Merger Sub).

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, attached hereto as Exhibit 8.01 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company and the respective affiliates. In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. The Company’s stockholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the Company’s stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://investors.assetacceptance.com/phoenix.zhtml?c=148416&p=irol-sec or by directing a request to: Mary Arraf, 586-983-7087 or via e-mail at marraf@assetacceptance.com

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 7, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on March 28, 2012.

Forward-looking Statements

Statements in this Current Report on Form 8-K and the exhibits filed herewith that relate to future results and events are forward-looking statements based on the Company’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact, including statements containing the words “intends,” “believes,” “expects,” “will,” and similar expressions, are statements that could be deemed to be forward-looking statements. Risks, uncertainties and other factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (4) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, suppliers, employees, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date as of which they were made. The Company anticipates that subsequent events and developments will cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward- looking statements are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 7, 2013, under the heading “Item 1 – A Risk Factors,” and in prior reports on Forms 10-Q and 8-K filed with the SEC by the Company.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.01*	Agreement and Plan of Merger, dated March 6, 2013, by and among Encore Capital Group, Inc., Pinnacle Merger Sub, Inc. and Asset Acceptance Capital Corp.

8.01	Voting Agreement, dated March 6, 2013, by and between Encore Capital Group, Inc. and AAC Quad-C Investors LLC

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 11, 2013	Asset Acceptance Capital Corp.

	By:	/s/ E. L. Herbert
		Name:	E. L. Herbert
		Title:	Vice President and General Counsel

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